INVESTMENT LETTER

                          SELIGMAN TAX-AWARE FUND, INC.


Seligman Tax-Aware Fund, Inc. (the "Fund"), an open-end, diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. In order to provide the Fund with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 9,806 shares of Class A Capital Stock (par value $.001) and 1,400 shares each of Class B, Class C and Class D Capital Stock (par value $.001) of the Fund, at a price of $7.14 per share (the "Shares") as of the close of business on March 20, 2001. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $100,002.84 in full payment for the Shares.

2. Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the 20th day of March, 2001 ("Purchase Date").


                                                   SELIGMAN TAX-AWARE FUND, INC.


                                                        By: /s/Lawrence P. Vogel
                            ----------------------------------------------------
                                                         Name: Lawrence P. Vogel
                                             Title: Vice President and Treasurer


                                                         SELIGMAN ADVISORS, INC.


                                                       By: /s/Stephen J. Hodgden
                               -------------------------------------------------
                                                        Name: Stephen J. Hodgdon
                                                                Title: President